EXHIBIT 99.1

FOR IMMEDIATE RELEASE

DDMG Beats Revenue and Earnings Estimates, Reporting 4th Quarter Net Income of $8.5 Million, or $0.30 per Share

PORT ST. LUCIE, Fla., April 2, 2012 — Digital Domain Media Group (NYSE: DDMG) today reported revenue of $21.1 million and GAAP net income attributable to common stockholders of $8.5 million, or $0.30 per share, for the fourth-quarter ended December 31, 2011.  For clarification purposes, the company’s results exceeded consensus analyst estimates of $20.7 million in revenues and a consensus expected GAAP net loss of $22.4 million, or a loss of $0.83 per share.  Adjusted for one-time charges, the company also exceeded estimates for Adjusted EBITDA by reporting negative Adjusted EBITDA of $12.2 million for the quarter, as compared to the median estimate of negative Adjusted EBITDA of $14.0 million.

“We are pleased to remain on plan as we report our first full quarter as a public company,” said John Textor, Chairman and CEO of Digital Domain Media Group.  “We have made significant progress expanding beyond our traditional visual effects business with the opening of our original content family feature animation studio, the beginning of classroom instruction at the Digital Domain Institute and the exciting commencement of our first feature film co-production, the highly anticipated and globally recognized Ender’s Game.”

For the year ended December 31, 2011, the company reported revenue of $98.6 million and GAAP net loss attributable to common stockholders of $140.7 million, primarily as a result of large, non-cash adjustments that are not fundamental to the company’s operating business, do not impact the tangible value of its assets and, importantly, will generally not affect the reporting of the company’s financial performance after certain capitalization transactions that occurred in connection with its initial public offering during the fourth quarter of 2011.  Adjusted for one-time charges, the company also exceeded consensus estimates for Adjusted EBITDA by reporting Adjusted EBITDA of $22.4 million, as compared to consensus estimates of negative Adjusted EBITDA of $23.9 million.

Commenting on the investment in new business segments, Mr. Textor stated, “Again, we would like to highlight the fact that our grant receipts, which were secured to fund the Florida expansion, have substantially outpaced our Adjusted EBITDA losses, which show the upfront expense of this expansion.  For example, our Adjusted EBITDA loss for all of 2011 was $22.4 million, while we are still holding deferred grant revenue of $32.7 million.  This grant revenue paid for our expansion in Florida and will, we believe, be recognized into income, as pure profit flow-through, over the coming years.”

Other announcements made in connection with our 4th quarter earnings release include:

•                  Digital Domain Media Group has increased its co-production participation in Ender’s Game with the execution of an amended Investment and Production Agreement with Ender’s Game Holdings LLC and Oddlot Entertainment, LLC.  The company now holds a 37.5% ownership interest in the property, while its primary co-production partner, Oddlot Entertainment, and Lions Gate Entertainment Corp. (NYSE: LGF) hold the remaining interest.

•                  Digital Domain Media Group announces that it has secured, for its first animation feature film production The Legend of Tembo, its first third-party co-production, investment and distribution agreement.  The agreement, with Beijing Galloping Horse Film Co. of China, provides both direct production investment as well as a distribution partner in the greater territories of the People’s Republic of China.

•                  Digital Domain Media Group announces that it has executed an Amended and Restated Formation and Joint Venture Agreement with Beijing Galloping Horse Film Co of China which fully defines the contributions of the parties in what we believe is the first large scale initiative of a global visual effects industry leader to address China’s quickly increasing demand for high-end, American-driven digital film and animation production values.  Digital Domain Media Group and Beijing Galloping Horse Film Co. will each own 50 percent of The Digital Domain - Galloping Horse Studio. Digital Domain Media Group will contribute its technology and expertise in operating a VFX operation and will be responsible for designing the facility and for training personnel. Beijing Galloping Horse Film Co. will provide the land for the Studio and will be responsible for the construction and build-out costs for the new facility, together expected to total approximately $50 million.

•                  Digital Domain Media Group has executed a non-binding Memorandum of Understanding to establish a significant Digital Production Studio and Digital Domain Institute in Abu Dhabi.  The MOU represents the completion of the company’s evaluation of potential sites and partners within the Gulf region and the decision to enter into exclusive discussions with Abu Dhabi.  It is anticipated that an announcement will be made during the Cannes Film Festival in May 2012.

•                  As of March 31,2012, revenue backlog was $122.7 million, an increase of 55% from $78.8 million at the comparable time of the prior year.  This growth reflects an increase in projected future revenue reflected by feature film contracts that we are either currently working on or have been awarded by customers.  We do not disclose backlog for television commercial work as that business operates with less forward visibility than our feature film business.  Historically, our television commercial business has generated approximately $20 million in revenue annually.

Fourth Quarter Results

For the three months ended December 31, 2011, total revenues were $21.1 million, compared to revenues of $31.7 million for the same period of 2010.  This decrease is primarily the result of the timing of revenue recognition for the company’s VFX feature film projects. In the fourth quarter of 2011, the company completed work on The Girl with the Dragon Tattoo and recognized the final revenue from that work, but the schedule of shot completion and related revenue recognition was less than the revenue recognized from Tron: Legacy, which was completed in the fourth quarter of 2010.

The following table presents an analysis of gross profit (loss) for the three months ended December 31, 2011 and 2010. Cost of revenues excluding depreciation and amortization is comprised of three components: Direct cost of revenues, Unutilized labor and Production and other costs, as described below (in thousands):

	Three Months Ended
	December 31
	2011	2010
	(unaudited)

Total revenues	$21.1	$31.7
Direct cost of revenues	16.3	18.3
Gross margin	4.8	13.4
Gross margin %	22.6%	42.3%
Unutilized labor	5.6	0.2
Production and other costs	4.4	4.3
Costs of revenues, excluding Depreciation and amortization	26.3	22.9
Gross profit (loss)	$(5.2)	$8.9
Gross profit (loss) %	(24.6)%	27.9%

The gross margin percentage of revenues decreased to 23% from 42% due primarily to a $3.3 million write-off of development costs on the movie Paradise Lost, which was cancelled by Legendary Pictures.  When the one time charge is removed, the Gross Margin for our Feature Films business was 35.7%, a decline from 40.6% in the similar quarter of the prior year.  The increase in unutilized labor is the result of the decision to retain the company’s trained and experienced labor force in anticipation of future projects and the launch of DDMG’s new studio in Florida, which was heavily funded by grants.  Production and other costs were relatively constant between periods, but include a $1.5 million charge in the 2011 quarter related to the aforementioned Paradise Lost project.

“As we have focused on increasingly large-scale visual effects projects, we often have gaps of lower studio utilization between such projects as we reserve capacity for large, scheduled future projects,” commented Mr. Textor. “In addition, we experienced an unusually large charge for unutilized labor in the fourth quarter as we trained new employees at our Florida animation studio. The rate of utilization has improved since the fourth quarter and will continue to increase as we commence work on Ender’s Game and The Legend of Tembo and continue work on those films for which we are creating the VFX on a work-for-hire basis, such as G.I. Joe: Retaliation and Jack the Giant Killer.

“We expect our gross margins will improve for several reasons. First, the costs of training new employees at our animation studio were largely funded by the State of Florida and the City of Port St. Lucie, Florida, through grants and other incentives. However, the costs of training are reported as up-front expenses, while the supporting grant revenue is recorded over several years time. This timing issue had a negative impact on our net income / loss in 2011 but will swing to a positive impact over time as the training costs end and the grant revenue continues. Over the longer term, we expect that the profitability of our core visual effects business will improve materially through our new model that includes box office participation as we transform our business away from pure work-for-hire into one of content ownership.”

The operating loss for the fourth quarter of 2011 was $25.1 million as compared to $3.7 million for the same period of the prior year. This increase is primarily attributable to lower revenues in the fourth quarter of 2011 and the growth of the company’s infrastructure related to the launch of the animation studio, as well as the $4.8 million charge discussed above.

The company reported a net income attributable to common stockholders for the three-month period ending December 31, 2011, of $8.5 million, as compared to a net loss attributable to common stockholders of $23.6 million for the same period of 2010. This increase is principally attributable to the mark-to-market of certain convertible debt and warrants that were converted or changed into equity at the time of the company’s IPO.  This caused non-cash accounting income of $47.0 million directly attributable the required re-valuation of previously issued equity derivative securities and stock which were granted to various parties in connection with transactions that occurred during prior periods beginning in 2009.  In the fourth quarter of 2010, the similar mark-to-market adjustment resulted in a non-cash accounting charge of $16.1 million. The impact of the re-valuation in the fourth quarter of 2011 was offset in part by a charge of $11.6 million for losses on debt extinguishments.

Adjusted EBITDA

Adjusted EBITDA, a non-GAAP financial measure, for the three months ended December 31, 2011, is reported as a loss of $12.2 million, compared to a profit of $7.0 million for the same period of the prior year.  Management uses Adjusted EBITDA as a proxy for operating cash flow in part to adjust grant revenue amortization to cash-based accounting as it analyzes the business. The loss in the fourth quarter of 2011 reflects the company’s efforts to expand its business beyond its work-for-hire visual effects model, including increasing the scale of the Florida animation studio, launching the education business and transitioning to content ownership in the company’s live-action business. In the financial tables presented below is a reconciliation of net loss to Adjusted EBITDA.

Full Year Results

For the year ended December 31, 2011, total revenues were $98.6 million, compared to revenues of $105.2 million in 2010. The decline was driven by a decrease in feature film revenues from $82.7 million in 2010 to $75.5 million in 2011. In 2010, the movie Tron accounted for $52.3 million in revenue and other projects accounted for $30.4 million. In 2011, there was no revenue from Tron, but revenue from other projects increased to  $75.5 million. Three movies were major contributors in 2011: Transformers, Jack the Giant Killer, and Real Steel.

The following table presents an analysis of gross profit for the years ended December 31, 2011 and 2010. Cost of revenues excluding depreciation and amortization is comprised of three components: Direct cost of revenues, Unutilized labor and Production and other costs, as described below (in thousands):

	Year Ended December 31
	2011	2010
	(unaudited)

Total revenues	$98.6	$105.2
Direct cost of revenues	63.1	63.5
Gross margin	35.5	41.7
Gross margin %	36.0%	39.7%
Unutilized labor	11.9	1.1
Production and other costs	18.8	19.3
Costs of revenues, excluding depreciation and amortization	93.8	83.9
Gross profit	$4.8	$21.3
Gross profit %	4.8%	20.3%

The gross margin percentage of revenues decreased to 36.0 percent from 39.7 percent due primarily to the $3.3 million write-off of development costs on the movie Paradise Lost, which was cancelled by Legendary Pictures. Excluding this write-off, the gross margin percentage would have been relatively flat from the prior year. The increase in unutilized labor is the result of the company’s decision to retain its trained and experienced labor force in anticipation of future projects and of the launch of the company’s new studio in Florida. While the operating costs of our Florida studio are heavily funded by grant revenue and various economic incentives, the operating expenses are reported as incurred, but the grant receipts are amortized over a multi-year period. Management uses Adjusted EBITDA as a proxy for operating cash flow in part to adjust grant revenue amortization to cash-based accounting as it analyzes the business.

The operating loss increased to $75.1 million in 2011 from $14.5 million in 2010. S,G,& A expenses increased to $63.1 million in 2011 from $25.5 million in 2010. Of this increase, $24.6 million was primarily due to an increase in stock-based compensation and share exchange expense, charges that are unrelated to the company’s operating business. Other S,G &A expenses and depreciation charges increased with the growth of our Florida operations. Depreciation increased from $7.3 million in 2010 to $13.3 million in 2011. S,G& A expenses excluding stock-based compensation increased by $13.1 million, reflecting the company’s expansion into content ownership and education.

The net loss attributable to Digital Domain Media Group increased to $140.7 million in 2011 from $42.5 million in 2010. This loss is impacted by large, non-cash adjustments that are not fundamental to the company’s operating business, do not impact the tangible value of its assets and, importantly, will generally not affect the reporting of the company’s financial performance after certain capitalization transactions that occurred in connection with its initial public offering during the fourth quarter of 2011. Total interest and financing expense of $71.0 million in 2011 includes $36.0 million in noncash fair value charges related to warrants and convertible debt. A substantial portion of these instruments was converted into equity at the date of the IPO. The company also realized a loss of $18.3 million on debt extinguishments in 2011. Amortization of discount and issuance costs on notes payable increased to $13.2 million in 2011 from $3.6 million in 2010.

Adjusted EBITDA

Adjusted EBITDA, a non-GAAP financial measure, for 2011 is reported as a loss of $22.4 million, compared to a profit of $11.5 million for the prior year. Management uses Adjusted EBITDA as a proxy for operating cash flow in part to adjust grant revenue amortization to cash-based accounting as it analyzes the business.  This decrease is consistent with the company’s efforts to expand its business beyond its work-for-hire visual effects model, including increasing the scale of the Florida animation studio, launching the education business and transitioning to content ownership in the company’s live-action business. In the financial tables presented below is a reconciliation of net loss, the most comparable GAAP financial measures, to Adjusted EBITDA.

Conference Call

Management of Digital Domain Media Group will host a conference call to discuss fourth quarter financial results and recent developments beginning at 11:00 am EDT on Monday, April 2, 2012. The conference call will be broadcast live over the Internet, hosted at the Investor Relations section of the Company’s website at http://www.ddmg.co. The call can also be accessed via telephone by calling 866-730-5768 (U.S.) or 857-350-1592 (International) and using the passcode 82988775

An archived replay of the call will be available via webcast at www.ddmg.co or for seven days by dialing 888-286-8010, or 617-801-6888 for international callers. The passcode for the telephone replay is 45323352.

About Digital Domain Media Group

Digital Domain Media Group (NYSE: DDMG) leverages its expertise in digital visual effects (VFX) and computer-generated (CG) animation across a group of interrelated businesses. At its foundation is Digital Domain Productions (DDPI), an award-winning digital production company founded in 1993. This leading provider of visuals has contributed to more than 90 major motion pictures, including Titanic, the Transformers series, Real Steel and TRON: Legacy, as well hundreds of commercials. DDPI also converts two-dimensional (2D) imagery to three-dimensional (3D) imagery and holds key patents in this area. Mothership, a DDPI subsidiary, focuses on creating advertising, entertainment and branded content from concept to completion, across multiple media platforms. DDMG, its work and its employees have been recognized with numerous awards, including seven from the Academy of Motion Picture Arts and Sciences. The company is building on its success in VFX to participate as a co-producer in major studio productions and is currently in production on the upcoming live-action sci-fi feature film Ender’s Game. DDMG is also applying its CG expertise to produce original, family-friendly animated feature films at its subsidiary Tradition Studios. The first movie, The Legend of Tembo, is in pre-production and two more features are in development. The company’s education subsidiary, the Digital Domain Institute, sets a new standard in digital media education through a pioneering public-private partnership with The Florida State University College of Motion Picture Arts. DDMG is expanding its worldwide footprint of the highest quality visual effects and animation at the lowest possible cost through global partnerships in India and China. The company has studios in Los Angeles, San Francisco, Florida, Vancouver, Mumbai and London, and is currently establishing a studio in Beijing. http://www.ddmg.co

Safe Harbor Statement

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include comments about the company’s plans, prospects, strategies and future performance. They are made on the basis of our management’s current expectations and beliefs, as well as a number of assumptions regarding future events and business performance as of the time the statements are made. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the company’s control. These could cause actual results to differ materially from the results expressed or implied in the forward-looking statements.

Such differences may result from actions taken by the company, as well as from developments beyond the company’s control, including, but not limited to:

•                                    price volatility of the company’s common stock;

•                                    changes in domestic and global economic conditions, competitive conditions and consumer preferences;

•                                    our dependence on a limited number of large projects each year, and the timing of revenue flows from those projects;

•                                    developments in the status of strategic initiatives taken by the company;

•                                    audience acceptance of feature films we may co-produce; and

•                                    rapid technological developments, including new forms of entertainment.

Further information on these and other factors and risks that could affect our business is included in filings we make with the Securities and Exchange Commission from time to time, including under the heading “Risk Factors” in our Form 10-K filed March 30, 2012. These documents are available on the SEC Filings subsection of the Investors section of the Company’s website at http://www.ddmg.co/. Information on our website is not part of this press release.

All information provided in this press release is as of April 2, 2012, and the Company undertakes no obligation to update publicly the information contained in this press release, or any forward-looking statements, to reflect new information, events or circumstances, or to reflect the occurrence of unanticipated events.

About the Presentation of Adjusted EBITDA

Non-GAAP Adjusted EBITDA represents net income (loss) adjusted for (1) interest expense, net of interest income, (2) income tax provision (benefit), (3) depreciation and amortization, (4) amortization of intangible assets, (5) stock-based compensation expense, (6) amortization of debt and equity issuance costs, (7) other (income) expense and (8) our grant receipts from government agencies that were received in a given period so that these receipts are reflected on a cash basis. Items (1) through (7) are excluded from net income (loss) internally when evaluating our operating performance. Item (8) is included as we believe this adjustment for grant receipts is indicative of our core operating performance both because it reflects our ability to secure and receive grant receipts in a given period and such receipts are matched with the expenses associated with initiating the business operations that those grant receipts were designed, in part, to offset. Management believes Non-GAAP Adjusted EBITDA allows investors to make a more meaningful comparison between our operating results over different periods of time, as well as with those of other companies in our industry, because it both includes grant receipts from government agencies and excludes items such as interest expense and other adjustments related to financing activities that we believe are not representative of our operating performance.

We believe that Non-GAAP Adjusted EBITDA, which is a non-GAAP financial measure, when viewed with our results under U.S. GAAP and the accompanying reconciliations, provides useful information about our operating performance and period-over-period growth, and provides additional information that is useful for evaluating our operating performance. Additionally, we believe that Non-GAAP Adjusted EBITDA provides a more meaningful comparison of our operating results against those of other companies in our industry, as well as on a period-to-period basis, because this measure both includes grant receipts from government agencies and matches such receipts with the expenses that those grant receipts were designed, in part, to offset and excludes items that are not representative of our operating performance, such as the fair value adjustments associated with our historical financings as a private Company. We believe that including these costs and excluding cash grant receipts in our results of operations results in a lack of comparability between our operating results and those of our peers in the industry, the majority of which do not have comparable start-up costs or amortization costs related to intangible assets. However, Non-GAAP Adjusted EBITDA is not a measure of financial performance under U.S. GAAP and, accordingly, should not be considered as an alternative to net income (loss) as an indicator of operating performance.

DIGITAL DOMAIN MEDIA GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands)

	December 31,	December 31,
	2011	2010

Assets:
Current assets:
Cash and cash equivalents	$29,413	$11,986
Other current assets	13,259	4,741
Total current assets	42,672	16,727
Property and equipment, net	80,141	47,895
Goodwill and intangible assets, net	60,702	64,152
Other assets	14,326	37,946
Total assets	$197,841	$166,720

Liabilities, Preferred Stock and Stockholders’ Equity (Deficit):
Current liabilities:
Short-term debt, net	$17,612	$1,054
Government bond Obligations - current	3,399	660
Accounts payable and accrued liabilities	21,474	13,243
Other current liabilities	19,016	28,393
Total current liabilities	61,501	43,350
Warrant and other debt-related liabilities	20,930	40,493
Long-term debt, net	455	8,304
Deferred revenue land grant	20,300	20,300
Government bond obligation, net	36,155	38,301
Other long-term liabilities	22,612	19,718
Total liabilities	161,953	170,466
Convertible preferred stock	—	—
Stockholders’ equity (deficit):
Total stockholders’ equity (deficit) before non-controlling interests	29,450	(15,520)
Non-controlling interests	6,438	11,774
Total stockholders’ equity (deficit)	35,888	(3,746)
Total liabilities, preferred stock and stockholders’ equity (deficit)	$197,841	$166,720

DIGITAL DOMAIN MEDIA GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, except Share and Per Share Data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(Unaudited)
Revenues:
Revenues	$20,322	$31,153	$95,611	$101,859
Grant revenues from governmental agencies	747	587	2,955	3,340
Licensing revenues	60	—	60	—
Total revenues	21,129	31,740	98,626	105,199
Costs and expenses:
Cost of revenues, excluding depreciation and amortization	26,325	22,873	93,839	83,894
Depreciation expense	4,025	2,112	13,308	7,349
Selling, general and administrative expenses	15,045	9,707	63,137	25,479
Amortization of intangible assets	863	734	3,451	2,935
Total costs and expenses	46,258	35,426	173,735	119,657
Operating loss	(25,129)	(3,686)	(75,109)	(14,458)
Other income (expenses):
Interest and finance expense:
Issuance of and changes in fair value of warrant and other debt-related liabilities	46,960	(16,128)	(35,820)	(24,321)
Amortization of discount and issuance costs on notes payable	(2,545)	(1,961)	(13,201)	(3,633)
Losses on debt extinguishments	(11,553)	—	(18,256)	—
Interest expense on notes payable	(1,075)	(724)	(3,495)	(2,790)
Interest expense on capital lease obligations	(57)	(55)	(302)	(245)
Other income (expense), net	439	(67)	2,095	254
Loss before income taxes	7,040	(22,621)	(144,088)	(45,193)
Income tax expense (benefit)	43	18	132	25
Net loss before non-controlling interests	6,997	(22,639)	(144,220)	(45,218)
Net loss attributable to non-controlling interests	1,535	(967)	3,518	2,747
Net (loss) income attributable to Digital Domain Media Group, Inc.	$8,532	$(23,606)	$(140,702)	$(42,471)

Statements of Comprehensive Income (Loss):
Net loss before controlling interests	$6,997	$(22,639)	$(144,220)	$(45,218)
Unrealized gain (loss) from foreign currency translation	38	(70)	100	(66)
Comprehensive income (loss)	$7,035	$(22,709)	$(144,120)	$(45,284)

Weighted average number of common shares outstanding:
Basic	28,831,806	12,671,663	19,424,479	12,372,357
Diluted	39,994,748	12,671,663	19,424,479	12,372,357

Basic income (loss) per share:
Income (loss) before non-controlling interests	$0.25	$(1.78)	$(7.42)	$(3.65)
Net (income) loss attributable to non-controlling interests	0.05	(0.08)	0.18	0.22
Basic and diluted income (loss) per share attributable to Common Stockholders	$0.30	$(1.86)	$(7.24)	$(3.43)

Diluted income (loss) per share:
Income (loss) before non-controlling interests	$(0.66)	$(1.78)	$(7.42)	$(3.65)
Net (income) loss attributable to non-controlling interests	0.04	(0.08)	0.18	0.22
Basic and diluted income (loss) per share attributable to Common Stockholders	$(0.62)	$(1.86)	$(7.24)	$(3.43)

DIGITAL DOMAIN MEDIA GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010

Net cash provided by (used in) operating activities	$(11,871)	$5,306	$(42,193)	$15,620
Net cash used in operating activities	(3,834)	(5,598)	(18,525)	(14,287)
Net cash provided by financing activities	35,025	5,237	78,097	5,705
Effect of exchange rates on cash and cash equivalents	115	(132)	48	(110)
Net increase in cash and cash equivalents	19,435	4,813	17,427	6,928
Cash and cash equivalents at beginning of period	9,978	7,173	11,986	5,058
Cash and cash equivalents at end of period	$29,413	$11,986	$29,413	$11,986

DIGITAL DOMAIN MEDIA GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF ADJUSTED EBITDA

 (In Thousands, except Share and Per Share Data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(Unaudited)
Net loss before non-controlling interests	$6,997	$(22,639)	$(144,220)	$(45,218)
Add back (reverse) charges (income) pertaining to:
Losses on debt extinguishments	11,553	—	18,256	—
Share-based compensation and share exchange expense	2,828	658	26,725	1,852
Income tax expense (credit)	43	18	132	25
Interest expense, net	3,677	2,740	16,998	6,668
Depreciation expense	4,025	2,112	13,308	7,349
Amortization of intangible assets	863	734	3,451	2,935
Changes related to fair value of warrant and other debt-related liabilities	(46,960)	16,128	35,820	24,321
Acquisition-related non-cash adjustments	—	625	—	3,018
Other EBITDA addbacks:
Grant cash receipts in excess of grant revenue recognized	(747)	5,916	1,175	8,163
Write-off of deferred offering costs	—	—	434	—
Write off of film development costs	4,771	—	4,771	—
Other expenses	766	672	766	2,372
Adjusted EBITDA	$(12,184)	$6,964	$(22,384)	$11,485

Contacts

Digital Domain Media Group, Inc.

Investor Relations:

Shannon Burns, 772-345-8105

Vice President, Investor Relations

sburns@media.d2.com

or

Media Relations:

Julie Miller, 310-664-3412

Director, Communications & Marketing, Digital Domain

jmiller@d2.com